Exhibit 3.13

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:06 AM 12/19/2008
FILED 10:15 AM 12/19/2008
SRV 081212865 - 3603586 FILE

CERTIFICATE OF OWNERSHIP

MERGING

INFOTEC CAPITAL MANAGEMENT CORPORATION

INTO

INFOTEC HOLDINGS CORPORATION

*******

Infotec Holdings Corporation (the “Corporation”), a corporation incorporated on the 17th day of December, 2002, pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY:

FIRST: That the Corporation lawfully owns One Hundred Percent (100%) of the outstanding shares of the capital stock of Infotec Capital Management Corporation, a corporation incorporated on the 17th day of December, 2002, pursuant to the provisions of the General Corporation Law of the State of Delaware.

SECOND: That the Corporation, by the following resolutions of its Board of Directors, duly adopted on December 17, 2008 by unanimous written consent, determined to and did merge into itself said Infotec Capital Management Corporation:

“WHEREAS, the Corporation lawfully owns One Hundred Percent (100%) of the outstanding shares of the capital stock of Infotec Capital Management Corporation, a corporation incorporated on the 17th day of December, 2002, pursuant to the provisions of the General Corporation Law of the State of Delaware; and

WHEREAS, the Corporation desires merge into itself said Infotec Capital Management Corporation, and to be possessed of all the estate, property, rights, privileges and franchises of said Infotec Capital Management Corporation (the “Merger”);

NOW, THEREFORE, BE IT RESOLVED, that the Corporation merge into itself said Infotec Capital Management Corporation and assumes all of its obligations; and

FURTHER RESOLVED, that an authorized officer of the Corporation be and hereby is directed to make and execute a certificate of ownership setting forth a copy of the resolutions to merge into itself said Infotec Capital Management Corporation and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County, Delaware; and

FURTHER RESOLVED, the officers of the Corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said Merger; and

FURTHER RESOLVED, that the Merger shall become effective upon the date of filing with the Secretary of State of Delaware.”

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this Certificate to be signed by an authorized officer this 19th day of December, 2008.

By:	/s/ Stuart J. Clark
Stuart J. Clark, President